UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2014

diaDexus, Inc.

(Exact name of Registrant as specified in its charter)

__________________

Delaware	0-26483	94-3236309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

349 Oyster Point Boulevard, South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 246-6400

N/A

(Former Name or Former Address, if Changed Since Last Report.)

__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Officer

On September 17, 2014, diaDexus, Inc. (the “Company”) and R. Michael Richey, Chief Business Officer of the Company, announced that Mr. Richey would resign from the Company effective not later than September 30, 2014 (the “Separation Date”).

In connection with his resignation, Mr. Richey entered into a Separation Agreement (the “Separation Agreement”), pursuant to which Mr. Richey will continue to be responsible for performing his duties, at the direction of the President of the Company, in good faith and in furtherance of the Company’s corporate goals and objectives, until the Separation Date.  Effective as of the Separation Date, Mr. Richey will no longer be employed by, and will formally resign from, all positions then-held with the Company and any of its affiliates. In accordance with the terms of Mr. Richey’s option agreement, the vesting of his options will cease on the Separation Date, and such options will terminate if not exercised within the period specified in those agreements. On the Separation Date, the Company will pay Mr. Richey for all accrued but unpaid wages, including any unused paid time off, subject to applicable tax withholdings. Mr. Richey will not be eligible to earn any amounts under the Company’s 2014 bonus program due to his termination of service prior to the end of the performance period and the payment date.

In addition, Mr. Richey will receive the following severance benefits: (i) An amount equal to six months of his current base salary, with one-third of the amount payable on or about October 31, 2014 and the balance payable in equal installments over the regular payroll pay dates thereafter through the last payroll pay date in February 2015; and (ii) if Mr. Richey timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following his Separation Date, an amount equal to six months of the Company’s normal contribution toward health insurance premiums for similarly situated current employees, less applicable tax withholdings, with one-third of the amount payable on October 31, 2014 and the balance payable in equal installments over the regular payroll pay dates thereafter through the last payroll pay date in February 2015.

The foregoing is only a summary of the material terms of the Separation Agreement with Mr. Richey, does not purport to be a complete description of the rights and obligations of the parties under such agreement and is qualified in its entirety by reference to the Separation Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014.

Appointment of Officer

On September 22, 2014, the Company announced that Kenneth C. Fang, M.D., will join the Company as its Chief Medical Officer, effective October 1, 2014. In connection with Dr. Fang’s appointment, the Company and Dr. Fang entered into a letter agreement (the “Offer Letter”), pursuant to which Dr. Fang’s initial annual base salary will be $390,000. Dr. Fang also will be eligible to earn an annual cash incentive bonus with a target amount equal to 40% of his base salary, which will be prorated in 2014 to reflect his employment commencement date such that he will be eligible to earn up to 50% of this target amount in 2014. Dr. Fang will also receive a hiring bonus of $20,000, subject to repayment in full should Dr. Fang voluntarily terminate his employment or be fired for Cause (as defined in the Company’s Key Employee Severance Benefit Plan) within twelve (12) months of his start date. In accordance with the Offer Letter, the Compensation Committee of the Board will grant Dr. Fang an option to purchase 750,000 shares of the Company’s common stock under the Company’s 2012 Equity Incentive Award Plan, as amended, subject to vesting, based on Dr. Fang’s continued service, over a four-year period, with one-fourth of the total number of shares vesting on the first anniversary of the commencement of his employment and one forty-eighth of the total number of shares vesting each month thereafter. Dr. Fang will also be eligible to participate in the Company’s Key Employee Severance Benefit Plan.

Dr. Fang, age 52, has extensive background and experience in the development and management of biotechnology companies focused on the accelerated translation of biomolecular advances and technologies into products with high clinical impact. Prior to joining the Company, Dr. Fang served as the Chief Medical Officer and Vice President, Translational Research and Clinical Development for Integrated Diagnostics, Inc., a molecular diagnostics company, from December 2010 through September 2014. From October 2009 to November 2010, Dr. Fang was Head of Translational Medicine and Clinical Development for Modus BioMedicine, a start-up company developing monoclonal antibodies targeting lymphocytes as therapeutics for immune-mediated diseases.  From November 2004 to September 2009, Dr. Fang was Senior Director, Clinical Development at XDx, Inc., a molecular diagnostics company. He is also Board-Certified in Pulmonary Diseases and Critical Care Medicine. Dr. Fang received a B.A. in Biochemistry from the University of Pennsylvania and an M.D. from the University of Pennsylvania School of Medicine.

The foregoing is only a summary of the material terms of the Offer Letter with Dr. Fang, does not purport to be a complete description of the rights and obligations of the parties under such agreement and is qualified in its entirety by reference to the Offer Letter, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014.A copy of the press release announcing Mr. Richey’s resignation and Dr. Fang’s appointment is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release titled “diaDexus, Inc. Announces Appointment of Kenneth Fang, M.D., as Chief Medical Officer” dated September 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

diaDexus, Inc.
Date: September 22, 2014	By:	/s/Alexander L. Johnson
Alexander L. Johnson
President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release titled “diaDexus, Inc. Announces Appointment of Kenneth Fang, M.D., as Chief Medical Officer” dated September 22, 2014.